Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 2 of the Registration Statement of Inflection Point Acquisition Corp. III (the “Company”) on Form S-1/A of our report dated April 8, 2025 with respect to our audit of the Company’s financial statements as of December 31, 2024 and for the period from January 31, 2024 (inception) through December 31, 2024, which appears in this Registration Statement. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

April 8, 2025